AMENDMENT NO. 5 TO

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                     AND AMENDMENT NO. 1 TO PLEDGE AGREEMENT


            THIS AMENDMENT NO. 5 SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND AMENDMENT NO. 1 TO PLEDGE AGREEMENT (this "Amendment"), dated as of December 30, 1998 is entered into between Trace International Holdings, Inc. (the "Borrower" or the "Company") and The Bank of Nova Scotia (including its successors and assigns, the "Lender").


                              W I T N E S S E T H:

            WHEREAS, pursuant to the Second Amended and Restated Credit Agreement dated as of December 24, 1997 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), entered into between the Borrower and the Lender, the Lender extended Commitments to make Loans to the Borrower; and

            WHEREAS, the Borrower has requested, and the Lender has agreed to, an amendment to the Credit Agreement and to the Pledge Agreement;

            NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.1. Use of Defined Terms; Rules of Usage. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall, when capitalized, have such meanings when used in this Amendment.

                                   ARTICLE II

                          AMENDMENT TO CREDIT AGREEMENT

            SECTION 2.1. Amendment to Article I of the Credit Agreement (Definitions).

     (i) Article I is hereby amended by adding the following definitions in their appropriate alphabetical place:

            "'Demand Note' shall mean that certain Demand Note dated as of December 1, 1998, between Trace Foam Sub, Inc. and the Lender.";

            "'Restricted Junior Payment' means (a) any dividend or distribution, direct or indirect, on account of any Equity Interests in the Borrower now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests in the Borrower now or hereafter outstanding, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated Indebtedness, and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests in the Borrower now or hereafter outstanding;

            "'Trace Foam Sub Guaranty' shall mean that certain Guaranty by Trace Foam Sub in favor of the Lender, dated December 30, 1998, which guarantees the Indebtedness of the Borrower under the Other Loan Agreement.".

      (ii) The definition of "Loan Documents" is hereby amended by adding the following terms immediately after the words "the Contract Assignment Agreement" therein:

            ", the Demand Note and the Trace Foam Sub Guaranty".

            SECTION 2.2. Amendment to Article II of the Credit Agreement (Amounts and Terms of the Loan).

            Clause (f) of Section 2.1 is hereby amended and restated in its entirety so that it reads as follows:

            "(f) Repayment of the Loans. The Borrower shall repay in full the outstanding principal amount of the Term A Loan, Term B Loan, Term C Loan and Term D Loan on January 31, 1999."

            SECTION 2.3. Amendment to Article IX to the Credit Agreement (Negative Covenants).

            (i) Section 9.1 is hereby amended by (a) deleting the word "and" at the end of clause (viii), (b) deleting the "." and substituting "; and" at the end of clause (ix) and (c) adding the following clause (x) after clause (ix):

                  "(x) Indebtedness of the Borrower and Trace Foam Sub, Inc. under the Demand Note and the Trace Foam Sub Guaranty."

            (ii) clause (vi) of Section 9.2 is hereby amended by adding the phrase at the end thereof:

                  "and the Demand Note."


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


            (iii) Section 9.4 is hereby amended by adding the following sentence at the end thereof:

            "Notwithstanding the foregoing, the Borrower and Trace Foam Sub, Inc. may enter into and perform all obligations under the Demand Note and the Trace Foam Sub Guaranty."

            (iv) Article IX is hereby amended by adding the following as Section 9.9:

                  "9.9. Restricted Junior Payments. The Borrower shall not declare or make any Restricted Junior Payment."

                                   ARTICLE III

                          AMENDMENT TO PLEDGE AGREEMENT

            SECTION 3.1. Amendment to Article I of the Pledge Agreement (Definitions).

            (a) Article I is hereby amended by adding the following definitions in their appropriate alphabetical place:

                  "CHF Guaranty" means the Guaranty of the Borrower dated as of February 24, 1995 in favor of The Bank of Nova Scotia.

                  "CHF Note" means that promissory note of CHF Holdings, Inc. dated November 25, 1996, as amended, payable to the order of the Borrower.

            (b) (i) The definition of CHF Guarantee Collateral is hereby amended and restated to read as follows:

                  "CHF Guarantee Collateral" means 969,696 shares of UAG Common Stock and the Trace Foam Sub Shares."

            (ii) The definition of "Dividends" is hereby amended by adding the phrase "and other cash payments (whether of principal, interest or otherwise)" after the phrase "and cash distributions" therein.

            (iii) The definition of "Pledged Property" is hereby amended by adding the parenthetical "(including, without limitation, the CHF Note)" after the phrase "promissory notes" in the third line thereof.

            SECTION 3.2. Amendment to Article III of the Pledge Agreement.
Section 3.1.3 of the Pledge Agreement is hereby amended by adding the following sentence "The CHF Note is owned by the Pledgor free and clear of all Liens." at the end thereof.

            SECTION 3.3. Amendment to Article IV of the Pledge Agreement.
Section 4.2 of the Pledge Agreement is amended by


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


amending and restating the parenthetical in the first sentence thereof to read "(and all other items constituting Collateral)."

                                   ARTICLE IV

                                  EFFECTIVENESS

            SECTION 4.1. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof (the "Effective Date"), subject to the execution and delivery of (i) this Amendment by the Borrower and the Lender,
(ii) an amendment to the Other Loan Agreement of even date herewith in the form attached hereto as Exhibit A, (iii) the Trace Foam Sub Guaranty substantially in the form attached as Exhibit B and (iv) a letter agreement between the Borrower and the Lender substantially in the form attached hereto as Exhibit C.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

            In order to induce the Lender to enter into this Amendment, the Borrower hereby reaffirms, except as set forth in Annex A hereto, as of the date hereof, the representations and warranties contained in Article VI of the Credit Agreement.

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

            SECTION 6.1. Ratification of and References to the Credit Agreement. This Amendment shall be deemed to be an amendment to the Credit Agreement and the Pledge Agreement, respectively, and the Credit Agreement and the Pledge Agreement, respectively, as amended hereby, are each hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement and the Pledge Agreement, respectively, in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement and the Pledge Agreement, respectively as amended hereby.

            SECTION 6.2. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

            SECTION 6.3. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

            SECTION 6.4. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL


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


LAWS OF THE STATE OF NEW YORK WITHOUT REGARD To NEW YORK CHOICE OF LAWS PRINCIPLES.


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


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          TRACE INTERNATIONAL HOLDINGS, INC.



                                          By: /s/ Philip N. Smith, Jr.
                                              ----------------------------------
                                              Name:  Philip N. Smith, Jr.
                                              Title: Senior Vice President




                                          THE BANK OF NOVA SCOTIA



                                          By: /s/ Brian Allen
                                              ----------------------------------
                                              Name:  Brian Allen
                                              Title: Senior Relationship Manager


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


                                    Exhibit A


Schedule 6.1 - H

                  Schedule 6.1-H is supplemented by adding the following:

                  under a new caption "Trace Foam Sub, Inc."

                  Demand Note, dated as of December 1, 1998, in favor of Lender.


                          Exhibit A to Amendment No. 5
                                    Page - 1

                                    Exhibit A

Schedule 6.1 - I

                  Schedule 6.1-I is supplemented to include the information contained in the following two pages:


                          Exhibit A to Amendment No. 5
                                    Page - 2

Litigation and Legal Proceedings

      Stockholder Litigation

            Beginning on or about March 17, 1998, six actions (collectively the "Stockholder Litigation") were filed in the Court of Chancery of the State of Delaware, New Castle County, (the "Court") by stockholders of Foamex International. The Stockholder Litigation, purportedly brought as class actions on behalf of all stockholders of Foamex International, named Foamex International, certain of its directors, certain of its officers and Trace as defendants alleging that they had breached their fiduciary duties to the plaintiffs and the other stockholders of Foamex International unaffiliated with Trace in connection with the original proposal of Trace to acquire the publicly traded outstanding common stock of Foamex International for $17.00 per share. The complaints sought, among other things, class certification, a declaration that the defendants have breached their fiduciary duties to the class, preliminary and permanent injunctions barring implementation of the proposed transaction, rescission of the transaction if consummated, unspecified compensatory damages, and costs and attorneys' fees. A stipulation and order consolidating these six actions under the caption In re Foamex International Inc. Shareholders Litigation Consolidated Action, No. 16259NC was entered by the Court on May 28, 1998.

            The parties to the Stockholder Litigation entered into a Memorandum of Understanding, dated June 25, 1998 (the "Memorandum of Understanding") to settle the Stockholder Litigation, subject to, among other things, execution of a definitive stipulation of settlement between the parties and approval by the Court of filing notice to the stockholders of Foamex International of a hearing. The Memorandum of Understanding provided that as a result of, among other things, the Stockholder Litigation and negotiations among counsel for the parties to the Memorandum of Understanding, a special meeting of stockholders would be held to vote upon and approve the merger agreement which provided, among other things, for the shares ("Public Shares") owned by stockholders by Foamex International unaffiliated with Trace and its subsidiaries (the "Public Stockholders") to be converted into the right to receive $18.75 in cash, without interest. The Memorandum of Understanding also acknowledged that the terms of the prior merger agreement, dated June 25, 1998, among Trace, a wholly owned subsidiary of Trace ("Merger Sub") and Foamex International (the "Old Merger Agreement") had been significantly improved over the terms originally proposed by Trace on March 16, 1998, and Foamex International and the individual director and officer defendants acknowledged that the filing and prosecution of the Stockholder Litigation was a factor they took into account in giving fair consideration to and entering into the Old Merger Agreement and

                          Exhibit A to Amendment No. 5
                                    Page - 3


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


Trace acknowledged that it took into account the desirability of satisfactorily addressing the claims asserted in the Stockholder Litigation in agreeing to the increased consideration to be paid to the stockholders of Foamex International unaffiliated with Trace and its subsidiaries pursuant to the Old Merger Agreement.

            The Memorandum of Understanding also provided for certification of a class, for settlement purposes only, consisting of the Public Stockholders, the dismissal of the Stockholder Litigation with prejudice and the release by the plaintiffs and all members of the class of all claims and causes of action that were or could have been asserted against Trace, Foamex International and the individual defendants in the Stockholder Litigation or that arise out of the matters alleged by plaintiffs. Following the completion of the confirmatory discovery which was provided for in the Memorandum of Understanding on September 9, 1998, the parties entered into a definitive Stipulation of Settlement and the Court set a hearing to consider whether the settlement should be approved for October 27, 1998 (the "Settlement Hearing"). In connection with the proposed settlement, the plaintiffs intended to apply for an award of attorney's fees and litigation expenses in an amount not to exceed $925,000, and the defendants agreed not to oppose this application. Additionally, Foamex International agreed to pay the cost, if any, of sending notice of the settlement to the Public Stockholders. On September 24, 1998, a Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing was mailed to the members of the settlement class. On October 20, 1998, the parties to the Stockholder Litigation requested that the Court cancel the Settlement Hearing in light of the announcement made by Trace on October 16, 1998, that it had been unable to obtain the necessary financing for the contemplated acquisition by Trace of Foamex International common stock at a price of $18.75 per share which was the subject matter of the proposed settlement. This request was approved by the Court on October 21, 1998, and Foamex International issued a press release on October 21, 1998 announcing that the Court had canceled the settlement hearing.

            On November 10, 1998, counsel for certain of the defendants in the Stockholder Litigation gave notice pursuant to the Stipulation of Settlement that such defendants were withdrawing from the Stipulation of Settlement in light of the notice given by Trace to Foamex and the special committee of the Board of Directors on November 5, 1998 whereby Trace terminated the Old Merger Agreement on the grounds that the financing condition in the Old Merger Agreement was incapable of being satisfied.

            On November 12, 1998, the plaintiffs in the Stockholder Litigation filed an Amended Class Action Complaint (the "Amended Complaint"). The Amended Complaint named Foamex International, Trace, Merger Sub, Mr. Marshall S. Cogan, Mr. Andrea Farace, Dr. Stuart Hershon, Mr. John Tunney and Mr. Etienne Davignon as


                          Exhibit A to Amendment No. 5
                                    Page - 4

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


defendants, alleging that they breached their fiduciary duties to plaintiffs and the other Public Stockholders in connection with the Merger, that the proposal to acquire the Public Shares for $12.00 per share lacked entire fairness, that the individual defendants violated 8 Del. Code ss.251 in approving the Merger Agreement, and that Trace and Merger Sub breached the Stipulation of Settlement. On December 2, 1998, plaintiffs served a motion for a preliminary injunction, seeking an Order to preliminarily enjoin the defendants from proceeding with, consummating or otherwise effecting the merger contemplated by the Merger Agreement.

            The defendants have denied, and continue to deny, that they have committed or have threatened to commit any violation of law or breaches of duty to plaintiffs or the purported class or any breach of the Stipulation of Settlement. The defendants intend to vigorously defend the Stockholder Litigation. If the Stockholder Litigation is adversely determined, it could have a material adverse effect on Foamex International and Trace.

            In addition, on or about November 18, 1998, a putative class action was filed in the United States District Court for the Eastern District of New York on behalf of all persons who purchased common stock of Foamex International between March 16, 1998 and October 19, 1998, naming Trace as defendant and alleging that Trace breached a contract between the putative class members and Trace. Neither Foamex International nor any of the individual directors of Foamex International are named as defendants in this litigation.


                          Exhibit A to Amendment No. 5
                                    Page - 5

                                    Exhibit A

Schedule 6.1 - W

            The following information shall be deemed to qualify the representation contained in Schedule 6.1(w) of the Credit Agreement, even though no reference to a Schedule 6.1 - W is contained therein.

            1. Entering into and performing its obligation under the Trace Foam Sub Guaranty.

            2. Entering into and performing its obligation under the Demand
Note.


                          Exhibit A to Amendment No. 5
                                    Page - 6

                                                                     [EXHIBIT B]

                             TRACE FOAM SUB GUARANTY


            This TRACE FOAM SUB GUARANTY (as amended, amended and restated, supplemented or otherwise modified from time to time, this "Guaranty"), dated as of December 30, 1998, is made by Trace Foam Sub, Inc., a Delaware corporation (the "Guarantor" or "TSFI") in favor of The Bank of Nova Scotia (the "Lender") for the benefit of the Lender.


                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, pursuant to that certain Margin Loan Credit Agreement, dated as of August 15, 1997 (as amended, amended and restated, supplemented or modified from time to time, the "Credit Agreement") is entered into among, Trace International Holdings, Inc. (the "Borrower" and "TIHI") and The Bank of Nova Scotia (the "Lender). The Lender has extended Loans to the Borrower;

            WHEREAS, the Borrower has requested and the Lender has agreed to extend the Maturity Date of such Loans;

            WHEREAS, as a condition precedent to extending the Maturity Date of the Loans under the Credit Agreement, the Guarantor is required to execute and deliver this Guaranty;

            WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

            WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor has and will continue to derive substantial direct and direct benefits from the Loans made to the Borrower by the Lender pursuant to the Credit Agreement;

            NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lender to extend the final Maturity Date of the Loans to the Borrower pursuant to the Credit Agreement, the Guarantor agrees, for the benefit of the Lender, as follows:


                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):


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


            "Borrower" is defined in the first recital.

            "Credit Agreement" is defined in the first recital.

            "Guarantor" is defined in the preamble.

            "Guaranty" is defined in the preamble.

            "Obligations" means all Obligations (as defined in the Credit Agreement) of the Borrower arising under or in connection with the Credit Agreement or any other Loan Document.

            SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.


                                   ARTICLE II

                               GUARANTY PROVISIONS

            SECTION 2.1. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably

            (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Borrower under the Credit Agreement, the Notes and the other Loan Documents to which it is a party now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, II U.S.C. ss.362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. ss.502(b) and ss.506(b)), and

            (b) indemnifies and holds harmless the Lender and each holder of a Note for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by the Lender or such holder, as the case may be, in enforcing any rights under this Guaranty;

This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that the Lender or any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

            SECTION 2.2. Acceleration of Guaranty. The Guarantor agrees that, in the event of the dissolution or insolvency of the

Borrower or the Guarantor, or the, inability or failure of the Borrower or the Guarantor to pay debts as they become due, or an assignment by the Borrower or the Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Borrower or the Guarantor under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of the Borrower may not then be due and payable, the Guarantor agrees that it will pay to the Lender forthwith the full amount which would be payable hereunder by the Guarantor if all such Obligations were then due and payable.

            SECTION 2.3. Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrower have been paid in full in cash and all obligations of the Guarantor hereunder shall have been paid in full in cash. The Guarantor guarantees that the Obligations of the Borrower will be paid strictly in accordance with the terms of the Credit Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender or any holder of any Note with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

            (a) any lack of validity, legality or enforceability of the Credit Agreement, any Note or any other Loan Document;

            (b) the failure of the Lender or any holder of any Note

                  (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any other guarantor (including the Guarantor)) under the provisions of the Credit Agreement, any Note, any other Loan Document or otherwise, or

                  (ii) to exercise any right or remedy against any other
            guarantor (including the Guarantor) of, or collateral securing, any Obligations of the Borrower;

            (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower or any other Obligor, or any other extension, compromise or renewal of any Obligation of the Borrower;

            (d) any reduction, limitation, impairment or termination of any Obligations of the Borrower for any reason, including any claim o waiver, release, surrender,


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


      alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower or otherwise;

            (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Credit Agreement, any Note or any other Loan Document;

            (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by the Lender or any holder of any Note securing any of the Obligations of the Borrower; or

            (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any surety or any guarantor.

            SECTION 2.4. Reinstatement, etc. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by the Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

            SECTION 2.5. Waiver, etc. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower and this Guaranty and any requirement that the Lender or any holder of any Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Borrower or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of the Borrower.

            SECTION 2.6. Postponement of Subrogation, etc. The Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the prior payment in full in cash of all Obligations of the Borrower. Any amount paid to the Guarantor on account of any such subrogation rights prior to the payment in full in cash of all Obligations of the Borrower shall be held in trust for the benefit of the Lender and each holder of a Note and shall immediately be paid to the Lender for the benefit of the Lender and each holder of a Note and credited and applied against the Obligations the Borrower, whether matured or unmatured, in accordance with the terms of the Credit Agreement; provided, however, that if


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


            (a) the Guarantor has made payment to the Lender and each holder of a Note of all or any part of the Obligations of the Borrower, and

            (b) all Obligations of the Borrower have been paid in full in cash,

the Lender and each holder of a Note agrees that, at the Guarantor's request, the Lender, on its own behalf and that of the holders of the Notes, will execute and deliver to the Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations of the Borrower resulting from such payment by the Guarantor. In furtherance of the foregoing, for so long as any Obligations or Loans remain outstanding, the Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guaranty to the Lender or any holder of a Note.

            SECTION 2.7. Successors, Transferees and Assigns; Transfers of Notes, etc. This Guaranty shall:

            (a) be binding upon the Guarantor, and its successors, transferees and assigns; and

            (b) inure to the benefit of and be enforceable by the Lender.

Without limiting the generality of the foregoing clause (b), the Lender may assign or otherwise transfer (in whole or in part) any Note or Loan held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to the Lender under any Loan Document (including this Guaranty) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Article XI of the Credit Agreement.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            SECTION 3.1. Representations and Warranties. The Guarantor hereby represents and warrants unto the Lender as set forth in this Article III acknowledging that the Lender is relying thereon without independent inquiry.

            SECTION 3.1.1. Corporate Existence; Compliance with Law. The Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of


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


Delaware; (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber its properties and to conduct its business as now and heretofore conducted; (iii) is in compliance with its Constituent Documents; and (iv) is in compliance with all material Requirements of Law.

            SECTION 3.1.2. Corporate Power; Authorization. The execution and delivery by the Guarantor of the Loan Documents to which it is a party and all instruments and documents to be delivered by the Guarantor thereunder, and the performance of its obligations thereunder: (i) are within the Guarantor's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the Guarantor's Constituent Documents; (iv) will not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) will not conflict with or result in the breach or termination of, constitute a default under (with or without the giving of notice, the lapse of time or both) or a tortious interference with or accelerate any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Guarantor is a party or by which the Guarantor or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of the Guarantor, other than Liens created pursuant to the terms of the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority, or any other Person which has not been obtained.

            SECTION 3.1.3. No Adverse Condition. No action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the consummation of any of the transactions contemplated by the Loan Documents.

            SECTION 3.1.4. Enforceability. The obligations of the Guarantor under this Guaranty are enforceable against the Guarantor in accordance with their terms.


                                   ARTICLE IV

                                 COVENANTS, ETC.

            SECTION 4.1. Covenants. The Guarantor covenants and agrees that the Guarantor will perform the obligations set forth in this Article IV until all Obligations of the Borrower have been paid in full in cash and all obligations of the Guarantor hereunder shall have been paid in full in cash. The Guarantor shall comply with the following covenants unless the Lender shall otherwise give its prior written consent thereto.

            SECTION 4.1.1. Sale of Assets; Liens. The Guarantor shall not (A) sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so or (B) directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property other than those outstanding on the date hereof.

            SECTION 4.1.2. Conduct of Business. The Guarantor shall not engage in any business other than the ownership of shares of Foamex International.

            SECTION 4.1.3. Transactions with Affiliates. The Guarantor shall not directly or indirectly enter into any transactions (including, without limitations, the purchase, sale, lease or exchange of any property or the rendering of any service), with any holder or holders of more than five percent (5%) of any class of Equity Interests in the Guarantor or with any of the Guarantor's Affiliates on terms that are less favorable to it than terms that could be obtained in an arm's length transaction with an unrelated party at that time.

            SECTION 4.1.4. Indebtedness. Neither the Guarantor nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except Indebtedness in respect of this Guaranty, the Demand Note dated as of December 4, 1998, or the Obligations and the DLJ Loan Commitment Agreement, dated as of December 14, 1993, between the Guarantor and DLJ Funding, Inc. and the Prospectus Sale Borrower's Agreement, dated as of February 21, 1995, executed by Trace Foam Sub, Inc. in favor of Donaldson, Lufkin & Jenrette Securities Corporation.

            SECTION 4.1.5. Restriction on Fundamental Changes. The Guarantor shall not enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), purchase or otherwise acquire, in one transaction or series of transactions, all or substantially all of the Equity Interests in, or other evidence of beneficial ownership of, or the business, property or assets of, any Person.

            SECTION 4.1.6. Investments. The Guarantor shall not directly or indirectly make or own any Investment, except (i) Investments in cash and Cash Equivalents and (ii) Investments held by the Guarantor set forth on Schedule I hereto.

            SECTION 4.1.7. Constituent Documents. Neither the Guarantor nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of its Constituent Documents as in effect on the date hereof other than amendments or modifications deemed immaterial by the Lender.

            SECTION 4.1.8. Loan Documents. The Guarantor shall not amend, supplement or otherwise modify any of the terms or provisions in any of the Loan Documents to which it is a party other than amendments, supplements or modifications deemed immaterial by the Lender.


                                    ARTICLE V

                                  SUBORDINATION

            The Guarantor hereby agrees that any indebtedness of the Borrower now or hereafter owing to the Guarantor (the "Guarantor Subordinated Debt") is hereby subordinated to all of the Obligations as defined in the Credit Agreement, whether heretofore, now or hereafter created. In addition, the Guarantor Subordinated Debt is subordinated on the following terms: The Guarantor Subordinated Debt shall not be paid in whole or in part except as otherwise permitted under the terms of the Credit Agreement. The Guarantor will not accept any payment of or on account of any Guarantor Subordinated Debt at any time in contravention of the foregoing. The Guarantor agrees to file all claims against the Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guarantor Subordinated Debt, and the Lender shall be entitled to all of the Guarantor's rights thereunder. If for any reason the Guarantor fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, the Lender, as the Guarantor's attorney-in-fact, is hereby authorized to do so in the Guarantor's name or, in the Lender's discretion, to assign such claim to and cause proof of claim to be filed in the name of the Lender or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Lender the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, the Guarantor hereby assigns to the Lender all the Guarantor's rights to any payments or distributions to which the Guarantor otherwise would be entitled. If the amount so paid is greater than the Guarantor's liability hereunder, the Lender will pay the excess amount to the party entitled thereto. In addition, the Guarantor hereby appoints the Lender as its attorney-in-fact to exercise all of the Guarantor's voting rights with respect to the Guarantor Subordinated Debt in connection with any bankruptcy proceeding or any plan for the reorganization of the Borrower.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

            SECTION 6.1. Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article XI thereof.

            SECTION 6.2. Binding on Successors, Transferees and Assigns; Assignment. In addition to, and not in limitation of, Section 2.7 hereof, this Guaranty shall be binding upon the Guarantor and the Guarantor's successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Lender and each holder of a Note and their respective successors, transferees and assigns (to the full extent provided pursuant to Section 2.7 hereof); provided, however, that the Guarantor may not assign any of its obligations hereunder without the prior written consent of the Lender.

            SECTION 6.3. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender (on its own behalf) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            SECTION 6.4. Notices. All notices and other communications provided for hereunder shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of the Guarantor shall be the address specified on the signature page hereof, or at such other address as may be designated by the Guarantor in a written notice to the Lender.

            SECTION 6.5. No Waiver; Remedies. In addition to, and not in limitation of, Section 2.3 hereof and Section 2.5 hereof, no failure on the part of the Lender or any holder of a Note to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            SECTION 6.6. Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

            SECTION 6.7. Setoff. In addition to, and not in limitation of, any rights of the Lender or any holder of a Note under applicable law, the Lender and each such holder shall, upon the occurrence of any Default described in either Section 10.1(f) or Section 10.1(g) of the Credit Agreement or with the consent of the Lender, any Event of Default, have the right to appropriate and apply to the payment of the obligations of the Guarantor owing to it hereunder, whether or not then due, and the Guarantor hereby grants to the Lender and each such holder a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Guarantor then or thereafter maintained with the Lender, or such holder or any agent or bailee for the Lender or such holder; provided, however, that any such appropriation and application shall be subject to the provisions of Section 11.4 of the Credit Agreement.

            SECTION 6.8. Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

            SECTION 6.9. Certain Consents and Waivers of the Guarantor.

            SECTION 6.9.1. Personal Jurisdiction. (i) THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT TO WHICH THE GUARANTOR IS A PARTY, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AND THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE GUARANTOR AGREES THAT A FINAL JUDGMENT ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE GUARANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

            (ii) THE GUARANTOR AGREES THAT THE LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE LENDER, TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

            SECTION 6.9.2. Service of Process. THE GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GUARANTOR'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE (5) FIVE DAYS AFTER SUCH MAILING. THE GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

            SECTION 6.10. Governing Law, Entire Agreement, etc. THIS GUARANTY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS GUARANTY AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

            SECTION 6.11. Waiver of Jury Trial. THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE GUARANTOR. THE GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE CREDIT AGREEMENT.

            SECTION 6.12. Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

            IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.




                                         TRACE FOAM SUB, INC.




                                         By
                                           -------------------------------------
                                           Name:
                                           Title:


                                         Notice address:


                                         375 Park Avenue, 11th Floor
                                         New York, New York 10152
                                         Attn: Karl H. Winters
                                         Telecopier No.: 212-593-1363

                                   SCHEDULE I
                                       to
                          Trace Foam Sub, Inc. Guaranty

1. The Prospectus Sale Borrower's Agreement, dated as of February 21, 1995, executed by Trace Foam Sub, Inc. in favor of Donaldson, Lufkin & Jenrette Securities Corporation (the "Loan").

            Trace Foam Sub, Inc. has pledged 7,000,247 shares of Foamex International Inc. common stock and, as of October 30, 1998, the outstanding principal and accrued interest owed under the Loan was $33,934,582.48.

                                                                     [EXHIBIT C]




                                December 30, 1998


VIA FACSIMILE
-------------

Trace International Holdings, Inc.
375 Park Avenue, 11th Floor
New York, New York 10152

Attention: Phil Smith

Mr. Smith:

      Reference is made to (i) the Second Amended and Restated Credit Agreement, dated as of December 24, 1997 (the "Credit Agreement"), between Trace International Holdings, Inc. (the "Borrower") and The Bank of Nova Scotia (the "Lender"), (ii) the Margin Loan Credit Agreement (the "Margin Agreement"), dated August 15, 1997, between the Borrower and the Lender and (iii) the Demand Note, dated December 1, 1998 (the "Demand Note") between Trace Foam Sub, Inc. ("TFSI") and the Lender. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement, the Margin Agreement or Demand Note, as the case may be.

      The Borrower and TFSI, respectively, have requested, and the Lender is willing, to amend (i) the Credit Agreement and Margin Agreement to extend the maturity of the Loans thereunder through January 31, 1999 and (ii) Section 2 of the Demand Note to extend the Final Payment Date through January 31, 1999.

      As consideration for such amendments, the Borrower hereby agrees to, on or prior to January 6, 1999, (i) cause Marshall S. Cogan to execute and deliver (subject to any contractual restrictions affecting the ability of Marshall S. Cogan to execute and deliver) to the Lender: (a) the Cogan Pledge Agreement and
(b) the Cogan Guaranty (collectively, the "Necessary Documents"), both in form and substance satisfactory to the Lender, (ii) deliver the CHF Note to the Lender and (iii) deliver an opinion of Borrower's counsel, Willkie Farr & Gallagher, in form, substance and scope satisfactory to the Lender and its counsel.

      This letter agreement constitutes a Loan Document under each of the Credit Agreement and the Margin Agreement, and therefore, the failure to comply with the terms of this letter agreement on or prior to January 6, 1999, shall constitute an Event of Default under each of the Credit Agreement and the Margin Agreement.

      Except as modified pursuant to this letter, all terms and provisions of the Credit Agreement, the Margin Agreement and the Demand Note shall continue in full force and effect.

      This letter may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

                                       Very truly yours,


                                       THE BANK OF NOVA SCOTIA




                                       By:
                                          --------------------------------------
                                          Name: Brian Allen
                                          Title: Senior Relationship Manager



Agreed to this 30th day of December, 1998

TRACE INTERNATIONAL HOLDINGS, INC.



By:
   --------------------------------------
   Name:
   Title:



Acknowledged, agreed and accepted:

TRACE FOAM SUB, INC.



By:
   --------------------------------------
   Name:
   Title:

                                       2